EXHIBIT I

TEEKAY LNG PARTNERS L.P. Bayside House, Bayside Executive Park, West Bay Street & Blake Road P.O. Box AP-59212, Nassau, Bahamas

NEWS RELEASE
TEEKAY LNG PARTNERS L.P. DECLARES DISTRIBUTION

Nassau, The Bahamas, February 4, 2008 - Teekay GP LLC, the general partner of Teekay LNG Partners L.P., has declared a cash distribution of $0.53 per unit for the quarter ended December 31, 2007.  The cash distribution is payable on February 14, 2008 to all unitholders of record on February 8, 2008.

About Teekay LNG Partners L.P.

Teekay LNG Partners L.P. is a publicly-traded master limited partnership formed by Teekay Corporation (NYSE: TK) as part of its strategy to expand its operations in the LNG and LPG shipping sectors.  Teekay LNG Partners L.P. provides LNG, LPG and crude oil marine transportation services under long-term, fixed-rate time charter contracts with major energy and utility companies through its fleet of thirteen LNG carriers, four LPG carriers and eight Suezmax class crude oil tankers. Six of the thirteen LNG carriers are newbuildings scheduled for delivery between mid-2008 and early 2009.  Three of the four LPG carriers are newbuildings scheduled for delivery between early 2008 and mid-2009.

Teekay LNG Partners’ common units trade on the New York Stock Exchange under the symbol “TGP”.

For Investor Relations enquiries contact:
Dave Drummond
Tel:  +1 (604) 609-6442

For Media enquiries contact:
Alana Duffy
Tel:  +1 (604) 844-6605
Web site:  www.teekaylng.com

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